Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES 2015  FIRST QUARTER RESULTS

BOISE, Idaho (February 5, 2015) – MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its first quarter ended December 31, 2014.

Highlights:

▪

Total revenues were $798.5 million for the quarter, 16.2% higher than revenues for the same period in the prior fiscal year.  These results include the impact of an additional month of ownership of IVESCO compared to the prior year, as well as the addition of VetSpace, which was acquired on September 2, 2014.  We estimate that our organic revenue growth in the United States was approximately 10% for the quarter.

▪

MWI increased “new placements” of Abaxis diagnostic instruments by 125% to 456 units during the quarter, compared to 203 units in the same period in the prior fiscal year. “New placements” of Abaxis diagnostic instruments are those which result in a switch out of a competitive diagnostic instrument, or placement of an instrument into a customer site which does not own any comparable instrument. MWI achieved this increase while also facing new competition from multiple new Abaxis distributors.

▪	SG&A expenses as a percentage of total revenues improved to 8.0%, compared to 8.2% in the same period in the prior fiscal year.
▪	Operating income was $32.7 million for the quarter, 8.3% higher than operating income for the same period in the prior fiscal year.
▪	Net income was $20.1 million for the quarter, 8.8% higher than net income for the same period in the prior fiscal year.
▪	Diluted earnings per share were $1.57 for the quarter, compared to $1.45 for the same period in the prior fiscal year, an increase of 8.3%.
▪	Internet sales to independent veterinary practices and producers in the United States grew by approximately 22% for the quarter compared to the same period in the prior fiscal year.
▪	Revenues from our veterinary pharmacy programs in the United States increased approximately 30% to $89.1 million for the quarter compared to $68.8 million in the same period in the prior fiscal year.

On January 12, 2015, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission announcing it had entered into an agreement and plan of merger with AmerisourceBergen Corporation, whereby AmerisourceBergen Corporation caused its merger sub to commence a cash tender offer on January 26, 2015 for all of the Company’s outstanding shares of common stock at a purchase price of $190.00 per share.  Accordingly, the Company will not be hosting a conference call to discuss this quarter’s results.  For more information about the transaction and merger agreement, please refer to the Form 8-K.

Quarter ended December  31, 2014 compared to quarter ended December 31, 2013

Total revenues increased 16.2% to $798.5 million for the quarter ended December 31, 2014, compared to $687.3 million for the quarter ended December 31, 2013.  Revenue growth in the United States was 17.7% from the same quarter in the prior year, due to organic revenue growth and an additional month of ownership of IVESCO compared to the prior year.  Revenues in the United Kingdom increased 4.3% from the same period in the prior fiscal year,  as a result of a 4.4% organic increase, and a 2.1% increase related to the acquisition of VetSpace.  These increases were offset, in part, by a 2.2% decrease related to foreign currency translation. Commissions increased 14.0%  to $4.4 million for the quarter ended December 31, 2014, compared to $3.8 million for the quarter ended December 31, 2013.

Gross profit increased by  11.9% to $99.7 million for the quarter ended December  31, 2014, compared to $89.1 million for the quarter ended December 31, 2013. Gross profit as a percentage of total revenues was 12.5% for the quarter ended December 31, 2014, compared to 13.0% for the same period in the prior fiscal year. Product margin as a percentage of total revenues decreased primarily due to an expected reduction in a large manufacturer’s rebate.  We achieved very strong rebate goals with this manufacturer during the quarter ended December 31, 2013, and those goals were more difficult to achieve during the quarter ended December 31, 2014 as a result of the entry of competitive products into the marketplace. Vendor rebates for the quarter ended December 31, 2014 decreased by $2.5 million compared to the quarter ended December 31, 2013.

Operating income increased 8.3% to $32.7 million for the quarter ended December 31, 2014, compared to $30.2 million for the quarter ended December 31, 2013.  SG&A expenses increased 13.9% to $63.9 million for the quarter ended December 31, 2014, compared to $56.1 million for the quarter ended December 31, 2013.  The increase in SG&A expenses was partially due to an additional month of ownership of IVESCO compared to the prior year.  SG&A expenses as a percentage of total revenues improved to 8.0% for the quarter ended December 31, 2014, compared to 8.2% for the quarter ended December 31, 2013.

Net income increased 8.8% to $20.1 million for the quarter ended December 31,  2014, compared to $18.4 million for the quarter ended December 31, 2013.  Diluted earnings per share were $1.57 and $1.45 for the quarters ended December 31, 2014 and 2013, respectively, an increase of 8.3%.

MWI is a leading distributor of animal health products across the United States of America and United Kingdom. MWI sells both companion animal and production animal products including pharmaceuticals, vaccines, parasiticides, diagnostics, micro feed ingredients, supplies, pet food, capital equipment and nutritional products. MWI also is a leading innovator and provider of value-added services and technologies used by veterinarians and producers. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include the impact of vendor consolidation on our business; changes in or availability of vendor contracts or rebate programs; vendor rebates based upon attaining certain growth goals; transitional challenges associated with acquisitions, including the failure to retain customers, system integrations, and the disproportionate demands on management resources to integrate acquired businesses; financial risks associated with acquisitions and investments; changes in the way vendors introduce/deliver products to market; seasonality; competition; inability to ship products to the customer as a result of technological or shipping disruptions; a disruption caused by adverse weather (i.e. drought) or other natural conditions or disasters; exclusivity requirements with certain vendors that may prohibit us from distributing competing products manufactured by other vendors or margin reductions if we become a non-exclusive distributor; the impact of general economic trends on our business; possible changes in the use of feed additives (antibiotics, growth promotants) used in production animal products due to trade restrictions, animal welfare and/or government regulations; the recall of a significant product by one of our vendors or suppliers; risks associated with our international operations; failures or, or security problems with, our information systems; extended shortage or backorder of a significant product by one of our vendors; the impact of tightening credit standards and/or access to credit on behalf of our customers and suppliers; our intellectual property rights may be inadequate to protect our business; the timing and effectiveness of marketing programs or price changes offered by our vendors; the timing of the introduction of new products and services by our vendors; unforeseen litigation; the ability to borrow on our revolving credit facility, extend the terms of our revolving credit facility or obtain alternative financing on favorable terms or at all; risks from potential increases in variable interest rates; the ability to obtain requisite regulatory approvals for the proposed transaction, the tender of a majority of the outstanding shares of common stock of the Company and the satisfaction of the other conditions to the consummation of the proposed transaction; and the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers and customers.  Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy. Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.
(Unaudited - Dollars and shares in thousands, except per share amounts)

	Quarter Ended December 31,
Condensed Consolidated Statements of Income	2014	2013
Revenues	$798,540	$687,259
Cost of product sales	698,832	598,171
Gross profit	99,708	89,088
Selling, general and administrative expenses	63,888	56,073
Depreciation and amortization	3,108	2,809
Operating income	32,712	30,206
Interest expense	(253)	(239)
Other income	141	301
Income before taxes	32,600	30,268
Income tax expense	(12,545)	(11,829)
Net income	$20,055	$18,439

Net income per share - diluted	$1.57	$1.45
Weighted average common
shares outstanding - diluted	12,774	12,743

	December 31,	September 30,
Condensed Consolidated Balance Sheets	2014	2014
Assets
Cash	$2,361	$2,433
Receivables, net	375,687	398,990
Inventories	419,461	430,499
Prepaid expenses and other current assets	4,558	8,436
Deferred income taxes	4,281	2,812
Total current assets	806,348	843,170
Property and equipment, net	53,147	50,150
Goodwill	85,894	86,881
Intangibles, net	48,685	50,093
Other assets, net	11,998	11,622
Total Assets	$1,006,072	$1,041,916
Liabilities
Credit facilities	$69,278	$78,200
Accounts payable	365,778	417,388
Accrued expenses and other current liabilities	36,148	28,792
Current portion of capital lease obligations	-	1
Total current liabilities	471,204	524,381
Deferred income taxes	12,921	12,602
Other long-term liabilities	2,058	2,562
Stockholders' Equity	519,889	502,371
Total Liabilities and Stockholders' Equity	$1,006,072	$1,041,916